EXHIBIT 10.26

P1177

AN AGREEMENT FOR A

HELICOPTER-BORNE GEOPHYSICAL

SURVEY IN MEXICO

for:

California Gold Corporation

4515 Ocean View Blvd., Suite 305

La Cañada, CA 91011

USA

by:

MPX Geophysics Ltd.

25 Valleywood Drive, Unit # 14

Markham, ON, L3R 5L9, CANADA

Tel.: 905-947-1782

Fax.: 905-947-1784

E-mail: info@mpxgeophysics.com

November 4th, 2011

This AIRBORNE GEOPHYSICAL SURVEY AGREEMENT (which, together with the Attachments hereto, is hereinafter collectively referred to as this “Agreement”) is made and entered into effective as of the 4th day of November, 2011 (the “Effective Date”), by and between:

California Gold Corporation

4515 Ocean View Blvd., Suite 305

La Cañada, CA 91011

USA

Hereinafter shall be called the “Client"

OF THE FIRST PART

- and -

MPX GEOPHYSICS LTD.

25 Valleywood Drive, Unit # 14

Markham, ON

Canada L3R 5L9

A company incorporated under the laws of Canada, hereinafter called "MPX"

OF THE SECOND PART

WHEREAS MPX has equipment and personnel capable of performing aerial surveys over land which the Client wishes to have surveyed and known as the Auro Tellurio Project in the State of Sonora, Mexico.

AND WHEREAS the Client wishes to have MPX perform aerial surveys over such land;

NOW THEREFORE WITNESSETH that in consideration of the mutual covenants the Parties hereto agree as follows:

1.	The term "Survey Area" means subject to paragraph 2 hereof those areas shown in Schedule B hereof. The definition shall be equally applicable to both singular and plural forms.

2.	MPX hereby undertakes to use its best efforts to cause to be carried out at its expense an airborne geophysical survey (hereinafter referred to as the "Survey") over the Survey Areas, under the terms of this Agreement. Flying is to be carried out with flight lines being in the directions and at the spacing as indicated in Schedule B.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

3.	The services to be provided by MPX in connection with the Survey shall include the following:

(a)	Mobilization of its equipment and personnel to the Survey Area

(b)	Data acquisition as specified in Schedule C.

(c)	Demobilization.

(d)	Computer processing, as specified in Schedule D.

(e)	Preparation and delivery to the Client of the products specified in Schedule E.

4.	MPX will not divulge any information with respect to the Survey to third parties.

5.	The Client agrees to pay MPX the aggregate of the amounts defined in Schedule A. The payments made by the Client to MPX are not subject to abatement, and shall be made as follows:

(a)	For purposes of this Agreement, all invoices shall be due for payment upon their receipt by the Client.

(b)	The delivery of preliminary or final maps or reports to the Client is contingent on the full payment by the Client of all MPX invoices which are payable.

(c)	In the event that an amount billed is not paid within 30 days of the payable date, MPX at its option may in addition to any other remedy reschedule or cease all further work until payment is received and may delay the delivery of documents as a consequence of rescheduling its work flow. In the event that the said amounts together with all interest thereon are not paid within 60 days of the payable date, the amount due for work completed under this Agreement less any prepayments will be payable immediately and MPX will not be obligated to provide further deliveries under this Agreement until payment in full is received.

(d)	Until payment hereunder is received in full the information, documents and data pertaining to the Survey shall remain the property of MPX. The ownership of the information, documents and data will pass to Client on MPX receiving payment in full.

6.	The Client shall not contest any or all patents relating to the MPX System nor be a Party, either directly or indirectly, to any proceeding disputing their validity.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

7.	The following provisions shall apply with respect to the Survey:

(a)	The services to be provided by MPX shall be in their capacity as principals and not as agents or servants of the Client.

(b)	MPX hereby warrants that the Survey and the services to be provided in connection therewith will be carried out in a proper and workmanlike manner, in accordance with current, generally accepted standards of the geophysical survey industry. Notwithstanding anything to the contrary herein expressly contained or implied, neither MPX nor its parent, subsidiary or associated companies shall be under any liability to the Client for any damages (including consequential damages) whether as the result of acts of omission, commission, negligence or otherwise by MPX or these companies, their officers or employees, suffered by the Client and arising out of the use by the Client or its assigns of any information or opinions furnished to the Client hereunder, outside of their obligations under the Professional Geoscientists Act (Ontario, 2000).

(c)	MPX shall be responsible for, and shall hold the Client free and harmless from, and hereby indemnifies the Client against any and all claims, demands, causes of action, loss, costs, damages and expenses (collectively the "Claims") in connection with injuries (including death) to any and all persons and damage to property sustained directly from the performance of the Survey by MPX, its agents, employees and subcontractors. The Client shall take no steps, directly or indirectly, to encourage any third party to make a Claim against itself or MPX without the prior written consent of MPX. In the event such consent is not obtained, MPX shall not be responsible to the Client nor shall it hold the Client free and harmless nor shall it be required to indemnify the Client from and against such Claims arising in connection therewith.

(d)	MPX shall promptly pay all costs and charges incurred by it in connection with the Survey, and shall not suffer nor permit any liens to attach to any property of the Client.

(e)	MPX shall obtain, pay for and keep in force during the performance of the Survey under this Agreement the following insurance or equivalent coverage with policy amounts to be not less than those shown below:

Type of Insurance	Amount

Workers' Compensation	Statutory

Employer's Liability and Comprehensive
General Liability (including property damage,
and automobile bodily injury and/or death)	CAN$5,000,000.00

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

(f)	The decision of the pilot of the survey helicopter not to fly specific flight lines or parts thereof for reasons of safety shall be conclusive and binding and the flight lines or parts thereof not flown as a result of such decision shall be deducted from the total to be flown.

8.	Force Majeure:

(a)	Except for the payment of monies earned to the date of Force Majeure and the indemnification obligations arising hereunder, neither Party shall be liable for failure to perform any obligations arising under this contract, to the extent that any such failure to perform is caused by Force Majeure, which is defined below, and which cannot, despite best endeavours be remedied by the Party affected.

(b) Said Party shall promptly give notice to the other Party of its inability to perform its obligations in full or in part under this contract pursuant to the foregoing causes and the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and the Parties shall thereupon use their best endeavours to overcome the effects of such Force Majeure situation in all good faith.

(c)	Force Majeure shall mean any human or natural event, beyond the control of the Parties, taking place after the execution of this contract, unforeseeable and if not so inevitable, including but not bounded to acts of God, bad weather and/or storms, geomagnetic disturbances (diurnal), fire and/or smoke haze, earthquakes, strikes, lockouts or differences with workers, acts of war and/or the public enemy, terrorist activity, insurrections, riots, or rules or regulations of any governmental authority asserting jurisdiction or control, USA government redirection of GPS satellites or laws, sunspot disturbances affecting GPS satellites, compliance of which makes continuance of operations impossible, breakdown or non-availability of the helicopter, which could prevent said Parties, either directly or indirectly, partially or totally, to comply with their obligations.

(d)	Barring agreement on an equitable financial arrangement, either Party may terminate this Agreement if the incident of Force Majeure exceeds five (5) days in duration, effective as of the end of the fifth day.

9.	If MPX defaults in the performance of any obligations on its part to be performed, the Client may, without prejudice to any other remedy it may have, immediately terminate this Agreement upon notice to MPX.

10.	MPX agrees that the Client may identify MPX as the survey contractor in any news releases by the Client, providing that the content of such news releases are first submitted to MPX for approval, which approval will not be unreasonably withheld.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

11.	For the purpose of this Agreement, the addresses of the Parties hereto shall, unless and until they are changed by written notification, be as follows:

MPX GEOPHYSICS LTD.

25 Valleywood Drive, Unit # 14

Markham, ON, L3R 5L9

Tel: 905-947-1782

Fax.: 905-947-1784

California Gold Corporation

4515 Ocean View Blvd., Suite 305

La Cañada, CA 91011

USA

12.	This Agreement shall be deemed to be a contract made under the laws of the Province of Ontario, Canada and for all purposes shall be construed in accordance with the laws of the said Province.

13.	(a)	This Agreement shall be effective as and from the date first mentioned above although actually executed and delivered after the aforesaid date, subject however to the provisions of paragraph 14(b).

(b)	It is recognized that scheduling of the work to be performed by MPX under this Agreement requires that this Agreement be executed by the Client and delivered to MPX no later than 11th November 2011. If the Agreement and amount payable on contract execution are not delivered by this date, then the commencement date and prices referred to in later paragraphs may not be maintained and this Agreement shall become null and void at the option of MPX.

14.	(a)	Any notice or communication required or permitted hereunder shall be in writing and shall be transmitted to the other Party by Fax, with the original of the transmitted notice or communication deposited in the mail, postage prepaid, and addressed to the other Party as provided herein. Alternatively, an established courier service may be used.

(b)	Both the Client and MPX agree that the reproduction of signatures by way of a telecopying device will be treated as though such reproductions were executed originals, and each of the Client and MPX undertakes to provide each other with a copy bearing original signatures within a reasonable time.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

15.	General Performance Obligations:

(a)	MPX shall carry out the Work hereunder with due diligence and in a safe, workmanlike manner, according to good international industry practice, and wherever possible in accordance with its own HSE manual, a copy of which has previously been provided to Client.

(b)	MPX agrees that if for any reason it is unable to undertake the mobilization of the Equipment and Personnel as obligated under this Agreement, it will refund the mobilization and any other payments received prior to mobilization, under Schedule A2, in full to the Client, with documents to explain its inability to undertake the mobilization.

(c)	Client, or its representative, may make inspections of MPX’s operations to verify that it is correctly fulfilling its obligations under this contract.

(d)	Health, Safety and Environment: MPX has delivered to the Client a copy of its H.S.E. (Health Safety and Environment) manual. Regarding Environmental policy, MPX shall fulfill all existing security, hygiene and environmental protection rules, either national, provincial, municipal or Client related, where applicable.

16.	Confidentiality:

(a)	Other than as required by court or government order, all survey data and other information obtained by MPX in the conduct of the Work, which would be considered trade secrets not otherwise available to other persons, shall be held in strict confidence and shall not be divulged by MPX to any third party either during the term of this Agreement, or thereafter, without written permission of the Client.

(b)	The geophysical systems, the formulae and software (including source codes and object codes) required to reduce the data to profiles and maps, etc., and all other technical data relating to same (collectively the “Information”), are the proprietary property of MPX and are confidential information and may not be disclosed by Client to any third party or used by Client for any other purpose, either during the term of this Agreement or thereafter without the written permission of MPX, which permission will not be unreasonably withheld. The term “Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Client or anyone to whom Client transmits the Information, (ii) was known to Client or in Client’s possession prior to the date it was disclosed to Client, or (iii) is or becomes available to Client on a non-confidential basis from a source other than MPX or its affiliates, employees, agents, representatives or advisors, provided that such source is not known to Client to be bound by a confidentiality agreement with or other obligation of secrecy to the MPX or its affiliates, employees, agents, representatives or advisors or another party.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

17.	Client’s Representatives:

(a)	The Client may designate, in writing, one or more Representatives who shall, at all times, have complete access to the Work site for the purpose of observing and inspecting the Work performed by MPX. Such Representative(s) shall be empowered to act on behalf of the Client in all matters relating to MPX's performance of the Work and shall, at all times, have complete access to MPX's facility in Markham, Canada, for the purpose of observing and inspecting the Work performed by MPX. Such
Representative or Representatives shall be empowered to act on behalf of the Client in all matters relating to MPX's performance of the Work. Such Representative shall also have the right to designate additional flight lines to be flown during the performance of the survey, by giving written instructions to MPX's onsite Project Manager. Any such modifications will be given to MPX in a timely manner so as to facilitate the efficient collection of data.

18.	Care of Client's Material and Information:

(a)	If the Client provides material and/or information to MPX:

•	MPX agrees to perform a visual inspection of all Client’s material delivered into MPX’s possession, if any, and shall notify Client’s Representative of any apparent defects. MPX shall not be liable for any loss or damage resulting as a direct consequence from latent defects, duly notified as per the above phrase, in Client’s material used by MPX.

•	MPX shall exercise reasonable and prudent care in the use of material furnished.

•	Upon the expiration or termination of this Agreement, MPX shall return all material and information received by MPX from the Client.

19.	Independent Relationship:

(a)	This agreement is not intended to create, nor shall it be construed to create, between the Client and MPX or any of MPX’s subcontractors, if any, any relationship of employer-employee, master servant agency, partnership or joint venture.

(b)	In the performance of this work, MPX is an independent contractor, and shall control the performance of the details of the work, and shall be responsible for the results. The Client shall have the right, however, to supplement by written notice, the work objectives, as specified herein, and Client reserves the rights of observation and inspection to secure satisfactory completion of the work. The observation by Client’s representatives at the work site shall not relieve MPX from MPX’s obligations and responsibilities hereunder.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

20.	The Client shall not assign this Agreement without the consent of MPX except to a parent, subsidiary or related corporation, and no assignment shall be made until the assignee shall have agreed in form satisfactory to MPX to be bound by the terms and provisions of this Agreement. Subject to the foregoing limitations as to assignment, this Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors.

21.	Waivers: It is fully understood and agreed that none of the terms of this Agreement shall be considered as waived by either Party unless the same is done in writing by the Party waiving such right. Further, failure by either Party to enforce any rights shall not waive those, or other rights.

22.	Entire Agreement: This Agreement contains the entire Agreement between the Parties and supersedes and replaces any oral or written communications heretofore made between the Parties relating to the Work.

23.	Severability: If any of the terms or conditions of this agreement are found to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining terms and conditions of this agreement shall stay in full force and effect.

24.	Successors and Assigns. This Agreement shall enure to the benefit of, and shall bind the permitted successors and assigns of the Parties.

25.	Law and Arbitration:

a.	The laws of the Province of Ontario, Canada shall govern the validity, construction, interpretation, and effect of this Agreement, excluding any choice of the law rules that would otherwise require the application of laws of any other jurisdiction.

b.	All disputes arising from or in connection with this Agreement shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the Canadian Arbitration Association by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be the City of Toronto, Ontario. In the event of an arbitration proceeding taking place, the Parties agree to abide by any decisions and /or obligations imposed by the Arbitration Court.

26.	Clerical: All headings herein are intended for convenience only and do not affect the meaning or interpretation of this Agreement.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

27.	Acceptance: In entering into this contract, the Parties agree to all of the above terms as well as those given on the Attachments and Appendices to this Agreement, and in witness of this Agreement, the Parties have caused two (2) copies of this contract to be signed by their authorized signing officer, one (1) copy to be retained by the Client and one (1) copy to be retained by MPX.

California Gold Corp.	MPX Geophysics Ltd.

Per:	Per:

Name:	Daniel McKinnon
Title:	President

Dated:

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

SCHEDULE A

PRICING AND PAYMENT

SCHEDULE B

SURVEY AREAS

SCHEDULE C

HELICOPTER-BORNE MAGNETIC / RADIOMETRIC SURVEY

DATA ACQUISITION

SCHEDULE D

QUALITY CONTROL/ DATA PROCESSING

SCHEDULE E

PRODUCTS FOR DELIVERY

SCHEDULE F

IAGSA SURVEY CONTRACT ANNEX

List of Figures

Figure 1: Proposed Flight Path on Elevation Map.	16
Figure 2: Location map of the Project Area provided by Google Earth.	17
Figure 3: Proposed helicopter with fixed boom.	18
Figure 4: Scintrex CS-3 Cesium Magnetometer	21
Figure 5: PC based acquisition system for data recording	22
Figure 6: Navigation screen and radar altimeter mounted for pilot guidance	23
Figure 7: A GSM19 base magnetometer with integrated GPS	25

List of Tables

Table 1: Survey options for a geophysical survey in Mexico.	12
Table 2: Details of Survey Area.	15
Table 3: Survey Block Coordinates.	15
Table 4: System component sample rates	21
Table 5: Sample Regions of Interest (ROI)	24

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

Table 1: Survey details for a geophysical survey in Mexico.

Survey Details	Total Line-km	Rate ($/km)	Mobilization & Demobilization	Total
Magnetics & Radiometrics	459	$140.00	$5,000.00	$69,260.00

SCHEDULE A-1

PRICING AND PAYMENTS

A1.	Prices

1.	Mobilization & Demobilization of the Aircraft, Equipment and	$5,000.00
	Personnel within Mexico.

2.	Data Acquisition/Data Processing:
	· 459 line-km of helicopter-borne survey	$140.00/line-km

3.	Daily Standby Rate	$1,500.00/day

4.	Summary of Prices:
	The charges may be summarized as follows:
	· Mobilization & Demobilization.	$5,000.00
	· Helicopter-borne Survey Data Acquisition & Processing,
	459 line-km x $140.00	$64,260.00

	Estimated Total:	$69,260.00

5.	Price per line-km for additional flying in the general area of the Survey /line-km/TBD

6.	Taxes: The prices given above do not include any Mexican withholding taxes or other taxes. Any such taxes that may be imposed will be the responsibility of the client to pay.

7.	In case of Force Majeure, the MPX crew standby charge of $1,500 per day plus 2 hour helicopter minimum charge of $3,600 per day will be charged, up to a maximum of 14 days, in addition to the kilometres flown up until the force majeure, plus the complete mobilization, demobilization & security analysis charge. The number of days so billable will depend on the number of accumulated helicopter hours flown under the contract, on any incurred damages from terrorist acts or other similar incidents, and how rapidly the crew and helicopter can be redeployed to another survey.

Please note that the number of days charged for the helicopter will depend on the number of helicopter hours needed to meet the monthly minimum helicopter hours, adjusted for the hours actually flown up until the Force Majeure event, and any subsequent utilization of the helicopter in that monthly period. In this case, the helicopter contract is based on 50 hour minimums per month.

If damages are incurred to the helicopter and or survey equipment by terrorist acts or other similar incidents, then the days will be billable during repairs up to a maximum of 14 days.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

A2.        Payments

The price for the Survey under this agreement is estimated at $69,260.00 (Sixty nine thousand two hundred sixty dollars), Subject to this amount, the survey charges referred to in paragraph A1 will be adjusted at the indicated rates if the amount of surveying in the Survey Area greater than as stated in paragraph A1. Payments described in A2 are deposits for the completion of work per A1. If there is a Force Majeure, the Client is responsible for payment of the modified pricing as described in Section A1.7.

The invoices shall be payable as follows:

First Payment: Payment of fifty per cent (50%) of the Estimated Total survey charge, amounting to $34,630.00 (Thirty four thousand six hundred thirty dollars) is payable on the signing of the contract.

Second Payment: Payment of twenty five per cent (25%) of the Estimated Total survey charge, amounting to $17,315.00 (Seventeen thousand three hundred fifteen dollars) is payable on the commencement of the airborne survey flying.

Third Payment: Payment of fifteen per cent (15%) of the Estimated Total survey charge, amounting to $10,389.00 (Ten thousand three hundred eighty nine dollars) plus any standby charges is payable on the completion of the flying and prior to the delivery of the Preliminary Products.

Fourth Payment: The remaining ten percent (10%) of the Actual Airborne survey charge estimated at $6,926.00 (Six thousand nine hundred twenty six dollars) plus any unpaid standby charges to date is payable on completion of the data processing work and prior to delivery of the Final Products.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

A3.        Standby

1.	The standby will be charged at a rate of US $1,500.00 per day.

2.	Client*. Will be liable for payment of the standby rate given above in the event that MPX’s personnel, aircraft and equipment are available and operational, but the work is unable to be performed due to reasons beyond the control of MPX. A standby day is defined as one wherein less than 100 line-km of production flying is achieved and production is aborted or limited due to aforementioned conditions, including without limitation: acts of God, bad weather and/or storms, geomagnetic disturbances (diurnal) caused by solar flares; war, fire and/or smoke haze; acts of the public enemy, insurrections, riots, or rules or regulations of any governmental authority asserting jurisdiction or control, USA government redirection of GPS satellites or laws, sun spot disturbances affecting GPS satellites, compliance with which makes continuance of operations impossible.

A4.         Terms of Payments

All prices in this contract are given in dollars (USD). MPX will issue invoices for payment as required, as per Section A2 above. These invoices will be due for payment upon their receipt by the Client.

Payments should be made by telegraphic bank transfer to MPX's bank, at the address indicated below:

Royal Bank

260 East Beaver Creek Rd

Richmond Hill, Ontario

L4B 3M3

USD Account # 4015095

Swift Code: ROYCCAT2

Transit or Branch # 6032

Institution # 003

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

SCHEDULE B

SURVEY AREAS

B1.        Outline of the Survey Area

The Survey will be conducted over one block in the Auro Tellurio Project in Sonora, Mexico. The survey block is outlined in the following tables and on the location maps to be found below:

Table 2: Details of Survey Area.

	Flight Lines			Tie Lines			Total
Survey Details	Direction	Spacing	Line-km	Direction	Spacing	Line-km	line-km
Survey Area Detail
Auro Tellurio	11°	200m	411	101°	2000m	48	459

Table 3: Survey Block Coordinates

.

Auro Tellurio Project
NAD27 UTM Zone 12N			WGS84 UTM Zone 12N
Corner	Easting	Northing	Corner	Easting	Northing
1	621048	3288524	1	620990	3288720
2	630331	3286674	2	630273	3286916
3	628648	3278329	3	628590	3278526
4	619304	3280129	4	619246	3280326

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

Figure 1: Proposed Flight Path on Elevation Map.

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25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

Figure 2: Location map of the Project Area provided by Google Earth.

{00140175.1 / 0899-001}

25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

SCHEDULE C

HELICOPTER MAGNETIC/RADIOMETRIC SURVEY

DATA ACQUISITION

C1.	Helicopter

MPX will fly the survey using a Bell Jet Ranger BII with fixed boom. The aircraft will be equipped by MPX with the geophysical instrumentation described below in Section C6. This aircraft will have the necessary range and flight duration to safely and efficiently fly this type of survey.

Figure 3: Proposed helicopter with fixed boom.

{00140175.1 / 0899-001}

25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

C2.         Services/Obligations of MPX Geophysics Ltd.

1.	Preparation of maps and other data prior to flying.
2.	Provision of the necessary qualified personnel required to complete the survey.
3.	Provision of the aircraft, crew, crew accommodations and JETA fuel for the aircraft at the base of operations and within the survey area in order to reduce the amount of ferry time to and from the survey area between survey flights.
4.	Supply of the technical equipment with spares necessary to fly the survey in an expeditious manner.
5.	Processing of the geophysical data in the field and at MPX’s data processing facility.
6.	Preparation and delivery to the Client of all the products specified in Schedule E.

C3.	Services/Obligations of California Gold Corp.

1.	Provide one crew member to assist in community liaison and logistics within the base of operations and the survey areas.

C4.	Survey Scheduling

1.	It is currently anticipated that the aircraft and crew will be onsite in the Auro Tellurio survey area on or about the 3rd week of November 2011, depending on completion of currently scheduled projects.

2.	The survey equipment has been installed into the Helicopter at the hanger in Chihuahua, is currently on another project, and will be mobilized to the survey area.

3.	It is anticipated that survey operations for the Auro Tellurio Project will require two (2) to three (3) days to complete dependent on the weather conditions.

4.	Preliminary products to be delivered within 5-7 days of survey completion.

5.	Final products to be delivered within Eight (8) weeks of Client acceptance of preliminary products, or earlier if possible.

C5.	Survey Bases / Fuel for the Helicopter

The base of operations for the Auro Tellurio Project will be the town of Moctezuma, Sonora. The helicopter LZ will also be established there. Fuel for the aircraft will also be available at the base of operations, and also delivered in fuel truck to remote fuel cache locations in the project area.

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

C6. Flight Specifications

C6.1.    Flight Lines

Line directions and line spacings are specified in Schedule B, but may be subject to change and will therefore be confirmed between MPX's and Client's representative immediately prior to the commencement of the survey operations. Any such changes will not unduly effect efficient collection of data.

C6.2.     Terrain Clearances

Optimum terrain clearances for the helicopter and instrumentation during normal survey flying are:

Helicopter	-	70 metres
Magnetometer	-	70 metres
Gamma Spectrometer	-	70 metres

The pilot will make every sensible effort to fly accurate terrain clearances, however, it is accepted that aircraft terrain clearance may vary, based on the pilot's judgement of safe flying conditions around man-made structures or in rugged terrain where aviation laws may require a higher flight altitude. Taking into account the above safety considerations and pilot judgement, MPX will do its best to conduct the survey with an altitude tolerance of +-20m, trying not to exceed +/- 20m over a distance of more than 1 km.

C6.3.     Airspeed

Normal aircraft airspeed will be approximately 70kts, but this may vary in areas of rugged terrain. With a sampling rate of 1 second, spectrometer measurements are acquired approximately every 36 metres along the survey line. With a sampling rate of 10 times per second, magnetometer measurements are acquired every 3.6 metres along the survey line.

C6.4.     Magnetic Diurnal

Flight lines, or portions thereof, will be reflown if the magnetic diurnal exceeds 12 nT in a straight-line chord over 5 minutes. Survey data acquisition will be stopped altogether in the case of severe magnetic diurnal activity.

C6.5.      Reflights

Reflights will be attempted whenever survey lines or part survey lines are noted in the field to be beyond the agreed tolerances.

The flight lines will not deviate from the intended flight path by more than 50% of the nominal line spacing over a distance of more than 1 km. All reflights will cross a minimum of two tie lines.

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

C6.6.      Sampling Rates

Table 4: System component sample rates.

SYSTEM / No. of CHANNELS	SAMPLING RATES
Total Field Magnetometer (1 channel)	0.1 / sec
Gamma - Ray Spectrometer (256 channels plus U, Th, K, TC and cosmic windows)	1.0 / sec
Radar Altimeter (1 channel)	0.1 / sec
Temp and Relative Humidity (2 channels)	1.0 / sec
Barometric Altimeter (1 channel)	0.1 / sec
DGPS Navigation (3 channels)	1.0 / sec
Billingsley Fluxgate Magnetometer (3 channels)	0.1 / sec

C7. Survey Instruments

C7.1.     Airborne High Sensitivity Magnetometer

The magnetic sensor that will be utilized for the survey is a Scintrex CS-3 high resolution cesium split-beam total-field magnetometer (see figure 4), which will be installed in a fixed boom. The sampling rate is ten (10) times per second with an in-flight sensitivity of 0.002 nanoTesla (nT). Aerodynamic magnetometer noise is +/- 0.01 nT. The sensitivity of the magnetometer will be recorded at 0.002 nT when operated at a sampling rate of 0.1 seconds.

Figure 4: Scintrex CS-3 Cesium Magnetometer

A Cesium vapour magnetic sensor is a miniature atomic absorption unit, producing a signal whose frequency (Larmor frequency) is proportional to the intensity of the ambient magnetic field. The unit consists of three main elements; a Cesium vapour lamp, an absorption cell, and a photosensitive diode.

These components are mounted along a common optical axis within the sensor housing. The electronic support system is mounted at the rear of the towed bird or 1.5m from the sensor in a fixed boom configuration, transmitting the Larmor signal to a counter in the data acquisition system then converted the signal to magnetic field strength in nanoTeslas.

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C7.2.      PC-based Data Acquisition System

Geophysical, navigation and altimeter data will be recorded by the AGIS data acquisition system in the helicopter, at various recording rates ranging from 10 Hz to 1 Hz (ten times per second to once per second).

Data will be displayed on the computer LCD display as traces, in simulation of a chart recorder's traces, for verification of functionality and quality.

On completion of flying, the data recorded will be copied to back-up CD-ROM and transferred to the Field Workstation (described below) where the data will be retrieved, verified and processed.

All geophysical, positional, and ancillary sensor data measured during the survey are recorded digitally using a high-speed, precision data acquisition system. Survey data can be monitored on a number of operator-selectable strip-chart traces available on the operators display. The system does not produce paper charts.

Figure 5: PC based acquisition system for data recording

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

C7.3.     Radar Altimeter

A Terra TRA-3000/TRI-40 radar altimeter system will record the ground clearance to an accuracy of ± 1.5 m from 12 m – 30.5 m; ± 5% over a range of 30.5 m – 152.4 m; and 7% over a range of 152.4 m – 762 m.

The altimeter will be interfaced to the data acquisition system with the output sampled at 10Hz, and will be digitally recorded.

C7.4.     Barometric Altimeter

A Setra Model 276 Pressure Transducer (or equivalent) will record the barometric pressure to an accuracy of about 1 ft (30 cm).

The altimeter will be interfaced to the data acquisition system with the output sampled at 10Hz, and will be digitally recorded.

C7.5.     DGPS Navigation System

Survey data positioning and flight line navigation will be derived using WAAS DGPS. Navigation is provided through an electronic pilot navigation system, a digital screen mounted in the cockpit. The GPS positions are used to provide both aircraft navigation and survey data location information.

Figure 6: Navigation screen and radar altimeter mounted for pilot guidance

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

C7.6.      GRS-10 Spectrometer

Pico-Envirotec GRS-410 multi-channel gamma-ray spectrometer with 16.8 litres “downward looking” NaI sensor, and 4.2 litres “upward looking” NaI sensor will be installed on the helicopter for the survey.

The GRS-410 is a self-stabilizing spectrometer, and tracks and corrects for the spectral drift by following a spectral peak, typically thorium. The standard regions of interest, as listed below, will be recorded and processed. The 256 channel digital data will be recorded and provided to Client. An example of the standard regions of interest that will be recorded, with window in MeV, is given in the table below:

Table 5: Sample Regions of Interest (ROI).

Sample of Standard Windows
Element	Approximate Lower Boundary (MeV)	Approximate Upper Boundary (MeV)
Total Count	0.41	2.81
Potassium	1.37	1.57
Uranium	1.66	1.86
Thorium	2.41	2.81
Cosmic	3.00	∞

C7.7.      Ground Support Equipment

The base station and in-field data processing quality control and quality assurance (QA/QC) system will consist of the following equipment:

•	A Field Workstation, comprising a Pentium PC, a printer and full data processing software.
•	A Gem Systems GSM-19TW magnetometer base station, with digital recording, will be utilized on this survey. This magnetometer will be operated continuously throughout the survey operations. The base station will be synchronized with the airborne system by GPS time. The resolution of this magnetometer is 0.1 nT. During survey operations, the magnetometer will sample at a rate of once a second. Every effort will be made to ensure that the magnetometer sensor is placed in a location with a low magnetic gradient. In addition, it will be sited away from moving ferrous objects, such as vehicles, and electric power transmission lines, such that these sources of man-made noise will not exceed 0.1 nT
•	A complement of spare parts and test equipment

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

Figure 7: A GSM19 base magnetometer with integrated GPS

C8. Instrument Checks, Tests and Calibrations

C8.1.     Manoeuvre noise

As the magnetic gradient sensors, installed in the single sensor fixed boom, are still within the magnetic effect of the aircraft structure, tests will be conducted prior to the survey to determine the effects of helicopter pitch, roll and yaw. The tests will be completed at high altitude (ideally 10,000 ft above terrain AGL) over an area of low magnetic gradient by carrying out ±10o rolls, ±5o pitches and ±5o yaw manoeuvres flown over periods of at least 4-5 seconds in the same direction as the flight and tie lines. A compensation Figure-of-Merit (FOM) for the helicopter will be calculated by summing the peak-to-peak amplitudes of the twelve magnetic signatures. The FOM is used as an indicator of performance and should remain below the industry standard value of 2 nT for the sensor mounted in a helicopter stinger/boom.

C8.2.     Magnetic Heading Effect

The magnetic heading effect will be determined prior to the survey by flying a cloverleaf pattern oriented in the same direction as the survey lines and tie lines at high level in an area with low magnetic gradient. At least two passes in each direction will be flown in order to obtain sufficient statistical information to estimate the heading error. The heading error will be determined at the beginning of the survey, and again if there are any modifications or additions to the aircraft or the equipment installed in it.

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

C8.3.      Lag Tests

A lag test will have been performed before the survey to ascertain the time difference between the instrument readings and the operation of the GPS System. Test lines are flown in two directions at survey altitude across distinct anomalies.

These lag tests were carried out before the start of survey production flights, and will be repeated after any major survey equipment alteration or replacement has been made.

C8.4.     Altimeter Calibration Checks

Checks of the radar altimeter calibration will have been undertaken before the survey, after installation of equipment in the aircraft. The calibration is determined by comparing the radar altitude with a suitable reading from the GPS system during a radar “stack” over the landing pad or a suitable level area where the height above sea-level (ASL) is accurately known.

C8.5.     Gamma-Ray Spectrometry checks and tests

a. Altitude Attenuation Coefficient

Determination of the altitude attenuation coefficient will have been undertaken prior to the survey by flying a test line at various altitudes from 60 m up to 250 m at 30 m intervals above the test line. An airborne calibration range test line should have the following features: (a) Be relatively flat; (b) Have uniform concentrations of K, U, and Th; (c) Be close to a body of water for measurement of background (if a suitable body of water exists); (d) Be free of flight restrictions; (e) Be easy to navigate; (f) Be about 8 km long, equivalent to about 150 s flying time at 50m/s; (g) Have no hills within about 1 km of the flight line. The results of this check will be digitally recorded, and will be compiled into tables and graphs to be presented to the Client in the final report.

b. Cosmic Window Calibrations

Cosmic window calibrations will have been carried out prior to the survey. This is normally performed by flying at various altitudes over the ocean or any large body of water (250m and from 1,500 m up to 3,500 m at intervals of 300 m), with each altitude flown for a minimum of 10 minutes. If a large body of water does not exist close to the survey area, this test can be performed over the ground. The average values of the counts measured in each of the 4 windows (TC, U, Th and K) will be compared against the average counts for the cosmic window at each of the altitudes where measurements are made. The results of this calibration will be digitally recorded, and will be compiled into tables and graphs to be presented to the Client in the final report.

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

C8.6. Gamma-Ray Spectrometry Limitations

The presence of powerlines and/or steep topography may compromise the quality of the radiometric data. We will proceed and try to acquire good radiometric data, but we will not be able to guarantee the accuracy of data obtained at large heights above the terrain (100m+).  Ideally the terrain clearance should be maintained at 70m, but topography and safety considerations may be limiting factors for this airborne survey.  For example, the presence of electrical powerlines forces the pilot to fly at greater heights in order to guarantee the safety of all personnel onboard.

C9.     Safety Procedures

For the duration of the work, MPX will ensure that the work performed is carried out with the utmost regard for safety, and that all its personnel are fully conversant with safety standards considered normal in the aviation industry. MPX’s Project Manager will review and establish safety procedures with the Pilot and will specifically ensure that all crew members are aware of emergency and radio communications procedures.

During the course of the Survey, MPX shall keep the site of any refuelling areas free of accumulations of waste materials, rubbish or garbage and upon completion of the Survey shall remove all tools, fuel, fuel drums, surplus materials, rubbish and garbage and leave the refuelling sites in a clean condition.

The pilots are ultimately responsible for the safety of each flight but, if at any time anyone in the aircraft has a question about location, intention, or safety, the pilot must use every effort to address the concerns and resolve the question, without compromising the safety of the flight. If a crewmember is not satisfied with the pilot’s response or actions the crew member may request that the pilot terminate the flight and return to the base of operations. The pilot will comply with this request and any disagreement or discrepancy will be resolved on the ground.

The Project Manager will conduct weekly safety / operations briefings with the crew. These briefings will consist of the following:

•	Review of safety and emergency equipment on board the aircraft
•	Review of emergency procedures and available emergency services
•	Review of previous weeks work to smooth out any rough points and/or suggest improvements
•	Review of project status and operating plans for the coming week

Safety is a very important aspect of any of MPX’s operations, and nothing will be done to compromise aircraft safety. A copy of our Health, Safety and Environment (HSE) Manual was previously provided.

MPX is a member of the International Airborne Geophysics Safety Association (IAGSA) www.iagsa.ca and all our survey operations are conducted to the exacting safety standards of this organisation.

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

C10.     Personnel

MPX’s Survey crew will consist of at least the following personnel:

1.	An experienced Project Manager/Technologist, to install the equipment in the helicopter and to maintain it during survey operations, to assist the client in survey logistics and operations, to operate the Airborne equipment and the field computer workstation to do basic QC of the data and to generally assist with the field operations.

2.	An experienced helicopter pilot to fly the helicopter during the survey operations.

The MPX personnel who will be used on the Survey or to process data will be selected from:

Daniel McKinnon	President
John Currie, B.Sc	Business Development
Tonia Bojkova, M.Sc.	Data Processor/Senior Geophysicist
Christina Clark, M.Sc., P. Geo.	Data Processor/Geophysicist
Patrick Healy	Senior Project Manager
Paul Gooch	Project Manager/Technician

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

SCHEDULE D

QUALITY CONTROL/ DATA PROCESSING

D1.     QUALITY CONTROL

Daily quality control of newly acquired airborne data will be undertaken in the field by MPX’s technologist, and will also be transmitted on a daily basis via the internet and an ftp-site to MPX’s data processing facility in Markham. Quality control information may then be confirmed by MPX and relayed back to the field crew on a regular basis.

D2.     DATA PROCESSING

D2.1     Topographic Base and Title of Survey Area

A topographic base will be prepared for the survey areas from a DTM (or by scanning the relevant topographic maps) covering the survey area, and plotting the major features (large lakes, major rivers, towns, etc.) as background on to the geophysical maps. All title blocks and surround data appearing on the base maps will be machine drafted using CAD techniques.

D2.2      Flight Path Compilation

The flight path will be derived from the differentially corrected GPS navigation data.

D2.3       Magnetic Data

The magnetic data are first corrected for diurnal variations, lag and heading effects. The data will be further analyzed using tie-line data. Control-line levelling is applied to the tie-line data. Final micro-levelling techniques are then applied to the data to remove minor residual variations in profile intensities. Located and gridded data are generated for the final processed magnetic data.

The semi-automated magnetic data levelling system includes:

1.	Tabulation of magnetic data at flight line/tie line intersections, along with flight altitude data;
2.	Network analysis of intersection data, based on minimizing square mean root of the differences and closure errors, to obtain suggested leveling adjustments;
3.	Manual analysis of computer suggested corrections, based on magnetic gradients at the intersections and the flight altitude differences;
4.	Application of leveling corrections; and
5.	Revision of leveling corrections using imaging techniques.

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

Any residual, small scale, in-between tie-line leveling errors are removed using micro-leveling techniques. The resultant gridded magnetic data will be of high image quality and the corresponding located line data will also be prepared.

The regional International Geomagnetic Reference Field (IGRF) 2011 will be computed (based on 2010 calculated model) and removed from the data using the GPS location at each observation point and epoch appropriate to the current survey.

The total field magnetic data and residual magnetic data grids will be produced using a minimum curvature algorithm. The reduced-to-the-pole or reduced-to-the-equator grid will be calculated using the residual grid.

The reduced-to-the-pole or reduced-to-the-equator total field magnetic data may be subjected to a variety of filtering techniques to yield maps and/or images of the following:

•	calculated vertical and/or horizontal gradient
•	second vertical derivative
•	magnetic susceptibility
•	upward/downward continuations
•	band pass filtering
•	analytical signal

All of these filtering techniques improve the recognition of near-surface magnetic bodies or features, with the exception of upward continuation, which provides a regional view.

D2.4       Radiometric Data

The reduction of radiometric data followed standard processing steps as outlined in the recommendations of IAEA-TECDOC-1363 (Vienne) – Guidelines for radioelement mapping using airborne gamma – ray spectrometry data.

The corrections to the gamma-ray spectrometry data involved:

1.	Correction for system dead-time,
2.	Aircraft background and cosmic correction,
3.	Compton (Stripping) correction,
4.	Attenuation correction,
5.	Convert to radioelement

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

D2.5         Presentation of Data

D2.5.1.          Gridding

The corrected geophysical data from each survey line will be interpolated between survey lines using a random gridding method to yield x-y grid values for an expected standard grid cell size of 0.25 cm at the mapping scale.

D2.5.2.          Contour and Colour Images

Computer generated contour images of the aeromagnetic data are created from the grid and will be plotted.

Colour images are produced by interpolating the grid down to an appropriate pixel size. The parameter is then incremented with respect to specific amplitude ranges to provide solid colour "contour" images. Black-line contours are superimposed on the colour images. Solid colour images of the total magnetic field are particularly useful in defining the lithology of the survey area.

Monochromatic or colour shadow images can be generated by utilizing an artificial sun to cast shadows on a surface defined by the geophysical grid. There are many variations in the shadowing technique. These techniques may be applied to total field or enhanced magnetic data, magnetic derivatives, etc. Of the various magnetic products, the shadow of the enhanced magnetic parameter is particularly suited for defining geologic structures with crisper images and improved resolution.

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

SCHEDULE E

PRODUCTS FOR DELIVERY

E1          Preliminary Products

For Quality Control purposes, the following preliminary products, at an appropriate scale and digital format, will be produced in the field as soon after the completion of flying as possible, but in any case within one week of the completion of flying. The preliminary products will include:

•	Differentially corrected GPS flight path map
•	Colour Total Magnetic Intensity contours image
•	Colour Total Count contours image

E2         Final Products

E2.1.          Base Map

A topographic base will be prepared for the survey areas by either using a DTM, or by digitizing/scanning the major features (large lakes, major rivers, towns, etc.) from the available topographic maps covering the area, and plotting them as background on to the geophysical maps. All title blocks and surround data appearing on the base maps will be machine drafted using CAD techniques.

E2.2.	Colour Maps

The following map products will be prepared and delivered in digital format at an appropriate scale and on a suitable base map as determined through discussion with Client and MPX

A.	Magnetic Maps (colour image with contour lines):
•	Flight Path
•	Digital terrain model (DTM) calculated from the GPS and radar altimeter data
•	Levelled total magnetic intensity (TMI)
•	TMI with IGRF removed (TMI-IGRF)
•	Computed RTP or RTE magnetic map
•	First vertical derivative (1VD)

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

B.	Gamma-Ray Spectrometry Maps (colour image with contour lines):
•	Total Count (TC) (nGy/hr)
•	Potassium (K) (%)
•	Thorium (Th) (ppm)
•	Uranium (U) (ppm)
•	U/K ratio
•	U/Th ratio
•	Th/K ratio
•	Ternary map (no contour lines)

***All products will be prepared in NAD27 UTM Zone 12N (with Latitude and Longitude edge ticks).

E2.3. Digital Data

The edited field data and the processed digital data will be delivered in three (3) copies, in ASCII and Geosoft format, on CD-ROM or DVD-ROM as appropriate.

The final processed line and grid data, in Geosoft format and a compatible digital data format suitable for use in the client’s software, will also be delivered in three (3) copies on CD-ROM or DVD-ROM as appropriate. Full descriptions of the digital data formats will be included in the final report and as text files on each CD-ROM or DVD-ROM as appropriate.

Geosoft Grids:

•	Digital terrain model (DTM) calculated from the GPS and radar altimeter data
•	Leveled total magnetic intensity (TMI)
•	TMI with IGRF removed (TMI-IGRF)
•	Computed RTP or RTE
•	Calculated first vertical derivative (1VD)
•	Total Count (TC) (nGy/hr)
•	Potassium (K) (%)
•	Thorium (Th) (ppm)
•	Uranium (U) (ppm)
•	[Ternary map displayed from Potassium, Thorium & Uranium grids]

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

E2.4.       Reports

E2.4.1. Daily Reports

Daily reports will be prepared using an EXCEL spread-sheet format, by the on-site Project Manager, and will be submitted by Fax or E-mail, daily, to the Client. This report will summarize the details of flights flown, lines acquired, crew details, and information concerning weather and other relevant matters.

E2.4.2. Final Report

On completion of the data compilation, a draft final report will be delivered to the Client for review and comment. When the Client’s comments/recommendations, if any, have been incorporated and the revised report accepted (MPX would expect that this process will take no longer than 7 days), three (3) copies of the report will be delivered to the Client in digital format, complete with final page-size prints of maps.

The report will include:

•	a diary of survey and processing operations
•	a list of the personnel employed in the survey, compilation and processing, with their job descriptions
•	details of the instrumentation and helicopter used
•	a summary of survey statistics
•	a summary of the results of tests, checks and calibrations
•	a full description of data compilation and processing methods used
•	a list of maps and other final products
•	a sheet layout indices for all map scales
•	a full descriptions of digital data formats

E2.5.	Other Data

All original and intermediate data will be delivered to the Client upon completion of the contract, including in particular:

•	daily flight reports
•	CD-ROMs containing .JPG images acquired during the survey
•	copies of all checks and calibrations
•	any other original material connected with the survey

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P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

E3. Charges for Additional Deliverables Not Specified in this Agreement

TYPE OF DELIVERABLE	PRIOR NOTICE	LATE NOTICE
New Products & Services	Per Each New Item	Per Each New Item
Maps – black-line on Mylar	$300	$500
Magnetic Derivative Products	$250	$500

Existing Plotted Products	Per Each Plot	Per Each Plot
Maps – black/white on Mylar	$220	$280
Maps– colour	$150	$210
Existing Reports (Complete with digital data and maps)	$750 Per Copy	$1000 Per Copy
Existing Report (hard copy with digital DVD-ROM)	-	$350 Per Copy
Digital Data (DVD-ROM)	-	$250 Per Copy

{00140175.1 / 0899-001}

25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

SCHEDULE F

IAGSA SURVEY CONTRACT ANNEX

1.1 Introduction

The party contracting the airborne geophysical survey (Company) and the party supplying the services (Contractor) each has a Duty of Care to ensure that the survey is carried out safely. The Contractor shall have a Safety Management System and ensure that flight operations meet or exceed regulatory and Company safety requirements.

The provisions contained herein have been prepared by the International Airborne Geophysics Safety Association (IAGSA) and have been drawn from IAGSA’s Safety Policy Manual. They represent those provisions normally appropriate to airborne surveys. Additional background and implementation details may be found in the Safety Policy Manual and the Contractor should reference the manual as necessary.

The provisions in this Annex are not exhaustive and may be amended or extended as necessary in accordance with the survey specific risk assessment.

1.2 Job Safety Analysis

The contractor and where applicable the aircraft operator will complete a Job Safety Analysis (JSA) for review and acceptance by the Company before awarding a contract. The JSA should include, but not be limited to, the provisions described in this Annex and IAGSA’s Guide to Risk Analysis. (Safety Manual Appendix V) Provisions and practices shall be developed and documented to mitigate the effect of identified hazards.

1.3 Survey Height

Based on pilot reaction times and other factors, it is generally acknowledged that the lower the survey is flown, the higher the risk associated with the operation. Current industry practice often dictates low clearance heights. To achieve a safe survey height; the Company will specify the maximum clearance height possible, consistent with the objectives of the survey to be flown; and the Contractor will conduct a risk analysis that emphasizes the risk factors which pertain to survey height . These factors shall, as a minimum, include the following:

Terrain relief and elevation above the trees or the tree canopy aircraft performance
aircrew flight and duty times
prevailing weather conditions
anticipated density altitude
pilot experience and recency
planned flight speed

{00140175.1 / 0899-001}

25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

1.4 Turning Procedures

All turns at low-level should be limited to a maximum angle of bank of 30 degrees and be done at a constant altitude. No climbs or descents should be carried out during the turn. If the terrain or survey height dictates that a climb is necessary the aircraft should be climbed to the required height prior to commencing the turn and any descent back to survey height should be done after established in a wings level attitude.

1.5 Minimum Safe Survey Speed

The minimum safe survey speed is to be the greater of: 130% of clean stall speed (Vs); 110% of best single engine rate of climb speed (Vyse, if applicable), or minimum safe single engine speed (Vsse, if published). This minimum speed shall be observed even when exchanging airspeed for altitude during a climb and should be raised as necessary to account for local conditions such as turbulence and gusty winds.

1.6 Performance Monitoring

Performance parameters, including aircraft speed, height above terrain and drape, will be periodically reviewed using data collected during the survey. Deviations below minimum survey speeds and minimum height will be investigated and corrective action taken to ensure that safety margins are not compromised. The frequency of review should be such as to identify any discrepancies as early as possible. (IAGSA’s Technical Committee is working on a protocol that will provide practical guidance for; identifying the kinds of data that should be available; how often it should be sought; and what to do when hazardous flying is detected or suspected)

1.7 Flight Following

The operator will have in place for all survey flights a flight following system that includes scheduled position reports, position logs maintained on the ground, operational flight plans and overdue/emergency response procedures. If the survey is being conducted in an area where it would be difficult to find a downed aircraft or ground based communication facilities are severely limited the parties should consider using a satellite based tracking system in conjunction with position reports.

1.8 Survival

In the event that the aircraft’s survival kit is destroyed in a crash, each crew member carry on his/her person essential survival items that include a personal locator beacon, means to start a fire, a small knife and a signal mirror.

1.9 Underwater Escape Training

If the survey is over water, all crew members shall have undergone underwater escape training at an acceptable training facility during the past three years. This training should have also cover sea survival and use of emergency equipment.

{00140175.1 / 0899-001}

25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

1.10 Fire Extinguisher Training

All crew members, including equipment operators, shall receive annual training in the use of fire extinguishers in fighting in flight fires.

In order to quickly extinguish any fire in the survey equipment, an appropriate fire extinguisher shall be readily available to the equipment operator.

1.11 Monitoring of Radios

During survey flights radios are to be turned on and selected to the appropriate ATC or enroute frequencies. Additionally, equipment permitting, common air to air and emergency (121.5 MHz) frequencies should also be monitored.

1.12 Maximum Flight Duration

The maximum flight duration for a single flight shall be five hours (excluding transit time) for a one pilot crew and eight hours (excluding transit time) for a two pilot crew.

1.13 Flight and Duty Times

The maximum number of flight hours shall be as follows:

40 hours in any 7 consecutive day period;

70 hours in any 14 consecutive day period;

120 hours in any 30 consecutive day period;

1200 hours in any calendar year.

The maximum duty time in any one day shall not exceed 14 hours.
The maximum duty time shall not exceed 60 hours in any 7 consecutive day period.
The pilot shall have a minimum of 2 days rest within a 14 day period. These may be taken separately or together. If taken separately, one day of rest shall be defined as 30 consecutive hours free of duty.

1.14 Fuel

The pilot shall take all necessary measures to ensure that any fuel loaded onto the aircraft is not contaminated. (Detailed procedures are outlined in IAGSA’s Safety Policy Manual).

1.15 Use of Helmets

Use of helmets is to be considered on a case by case basis and where they are judged to enhance pilot safety, helmets shall be worn.

1.16 Night Surveys

To conduct a night survey the aircraft must be IFR certified and equipped with at least two independent and dissimilar IFR certified navigation systems that can be used in the survey area. The survey shall be flown at least 1000 feet above all obstacles within the operational area and a 10 nautical mile buffer around the operational area. The operational area shall include the maneuvering area for line turns and lead ins.

{00140175.1 / 0899-001}

25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

P1177 Helicopter-borne Geophysical Survey, Mexico – October 2011

1.17 Pilot Only Operations

For single pilot operations without an equipment operator, the pilot’s duties shall be those normally associated with flying the aircraft and those duties shall not be increased because of the absence of an operator.

1.18 Training Syllabus

The aircraft operator engaged in geophysical survey flying will have in place and utilize an appropriate training syllabus for low level survey flying. Chapter 3 of the IAGSA Safety Policy Manual provides a guide to the contents of a training syllabus.

1.19 Minimum Temperature Limit

The minimum temperature limit for operations shall be –35 Degrees Celsius.

1.20 Use of Aircraft Heater

The use of aircraft heaters shall not be limited in the interest of “clean” data.

1.21 Tour of Duty

Due consideration shall be given to crew rotation that takes into account factors such as remoteness of the field site, severity of climate, quality of accommodation and food, etc.

1.22 Incentive Pay

Flight crews shall not be paid on the basis of hours or kilometers flown.

1.23 Use of Oxygen

Any time a survey flight, or portion thereof, is conducted above 10,000 feet ASL , in an unpressurized aircraft, all crew members shall continuously wear an oxygen mask supplying oxygen.

1.24 Pilot in Command

Notwithstanding the above, it is recognized that the pilot in command will always have the final word in relation to the safe operation of the aircraft.

{00140175.1 / 0899-001}

25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9

Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

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